State of North Carolina
                      Department of the Secretary of State

                           ARTICLES OF INCORPORATION

Pursuant to GS55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

1.       The name of the corporation is:
         HOME EQUITY SECURITIZATION CORP.
         --------------------------------

2.       The number of shares the corporation is authorized to issue is: 100
                                                                        ------
         These shares shall be: (check either a or b)
         a. [XX] all of one class, designated as common stock or
         b. [ ] divided into classes or series within a class as provided in the attached schedule, with the information required by NCGS SS55-6-01.

3. The street address and county of the initial registered office of the corporation is:
         Number and street:         327 Hillsborough Street
         City, State, Zip Code:     Raleigh, NC 27603
         County:                    Wake

4.       The mailing address if different from the street address is:
         Same

5.       The name of the initial registered agent is:
         Corporation Service Company

6.       Any provisions which the corporation elected to include are attached.

7.       The name and address of the incorporator are as follows:
         Christine J. Gates
         ------------------
         1013 Centre Road
         Wilmington, DE 19805

8. These articles will be effective upon filing, unless a date and/or time is specified: _______________________

This twenty fourth of December, 1997.


                        HOME EQUITY SECURITIZATION CORP.
                        --------------------------------

                                             /s/ CHRISTINE J. GATES
                                             ----------------------
                                             Christine J. Gates
                                             Incorporator

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             ADDITIONAL PROVISIONS TO THE ARTICLES OF INCORPORATION

                                       OF

                        HOME EQUITY SECURITIZATION CORP.

         1. The limited purposes of the corporation are to engage in the following activities:

         A. To acquire, own, hold, service, sell, transfer, assign, pledge, finance, refinance, and otherwise deal with and in: (i) loans, installment sale agreements, credit agreements or similar instruments or agreements secured by mortgages, deeds of trust or similar instruments creating first or junior priority liens on, or security interests in, fee leasehold or other interests in residential real property, whether or not completed or performing or shares issued by corporations or partnerships formed for the purpose of cooperative ownership of any such real property, together with all related personal property (collectively, "Mortgage Loans"); (ii) certificates, participation interests or other instruments (including Notes and Certificates, as defined below) that evidence interests in, or that are secured by, Mortgage Loans, Notes or Certificates (collectively, "MBS"); and (iii) any property or rights in property, or agreements or rights in agreements, pertaining to or securing Mortgage Loans or MBS (collectively, together with the Mortgage Loans and MBS, "Mortgage Assets");

         B. To authorize, offer, issue, sell, transfer or deliver, or participate in the authorization, offering, issuance, sale, transfer or delivery of, participation certificates or other evidence of interests in, among other assets, Mortgage Assets ("Certificates");

         C. To authorize, offer, issue, sell, transfer or deliver, bonds, notes or other evidence of indebtedness secured by Mortgage Assets ("Notes"), provided, however, that the corporation shall have no liability on any Notes except to the extent of the Mortgage Assets securing such Notes and any customary indemnification and repurchase obligations;

         D. To hold, and enjoy all of the rights and privileges as a holder of, any of the Notes of Certificates;

         E. To negotiate, authorize, execute, deliver, assume the obligation under, and perform, any agreement or instrument or document relating to the activities set forth in paragraphs A through D above, including, but not limited to, any trust agreement, sales and servicing agreement, pooling and servicing agreement, indenture, reimbursement agreement, credit support agreement, mortgage loan purchase agreement, indemnification agreement, placement agreement or underwriting agreement; and

         F. To engage in any activity and to exercise any powers permitted to corporations under the laws of the State of North Carolina that are related or incidental to the foregoing and necessary, suitable or convenient to accomplish the foregoing.

         2. The corporation shall at all times have a least one (1) director (the "Independent Director") who is not (i) a director, officer or employee of any affiliate of the corporation other than a special purpose affiliate; (ii) a person related to any director, officer or employee of any affiliate of the corporation other than a special purpose affiliate; (iii) a holder (directly or indirectly) of more than 5% of any voting securities of any affiliate of the corporation; or (iv) a person related to a holder (directly or indirectly) of more than 5% of any voting securities of any affiliate of the corporation.

         For the purposes of these articles of incorporation, including particularly this provision, the following terms shall have the meanings given below.

                  (i) An "affiliate" of a specified person shall mean that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

                  (ii) The term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

                  (iii) The term "person" shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  (iv) The term "special purpose affiliate" shall mean an affiliate of the corporation (a) that does not control the corporation, (b) that is organized pursuant to a certificate of incorporation or comparable instrument (the "charter") that requires there to be at least one director or comparable member of the governing body of such affiliate who meets a test for independence set forth in the charter and without whose affirmative vote certain specified actions may not be undertaken by such affiliate and (c) that is authorized to engage in only a limited range of activities.

         3. Without the unanimous vote of the members of the board of directors of the corporation, the corporation shall not (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent; (ii) consent to the institution of bankruptcy or insolvency proceedings against it; (iii) file a petition seeking or consent to reorganization relief under any applicable federal or state law relating to bankruptcy; (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or a substantial part of its property; (v) admit in writing its inability to pay its debts generally as they become due; or (vi) take any corporate action in furtherance of the notions set forth in clauses (i) through (v) of this provision.

         4. These articles of incorporation or any provisions hereof may be amended, altered or repealed in any particular only pursuant to a unanimous vote of the full board of directors and the Independent Director must specifically approve and authorize such amendment, alteration or repeal.

         5. The corporation shall be operated observing the following principles:

         A. The corporation's assets will not be commingled with those of any affiliate of the corporation;

         B. The corporation will maintain separate corporate records and books of account from those of any affiliate of the corporation;

         C. The corporation has provided and will provide for its operating expenses and liabilities from its own funds; and

         D. The corporation will engage in transactions with affiliates only on terms and conditions comparable to transactions as they would be undertaken on an arm's length basis with unaffiliated persons.

         6. The corporation shall not issue, assume, pledge or guarantee any liability, other than administrative expenses of the corporation, unless such liability is approved in writing by the nationally recognized statistical rating agencies that have rated any outstanding Notes or Certificates.

         7. The personal liability of each director of the corporation is eliminated to the fullest extent permitted by the provisions of the Business Corporation Act of the State of North Carolina, as presently in effect or as the same may hereafter from time to time be in effect. No amendment, modification or repeal of this provision shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.